Red Trail Energy LLC
PO Box 11
3682 HWY 8S
Richardton, ND 58652

PRSRT STD
U.S. POSTAGE
PAID
PERMIT#20
QUALITY QUICK PRINT
DICKINSON, ND 58601

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Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

Fourth Quarter 2013

Seasons Greetings from all of us at Red Trail!



Gerald Bachmeier
CEO

We have just completed another challenging year here at RTE. There has been near record corn prices due to the drought conditions in 2012 which caused limited carryout in corn inventory. There was also a very late planting season and a delayed harvest this year. Even with these challenges we were able to secure all our corn needs by truck. Through all of this, I am happy to report we did have a positive net income. (Please refer to the CFO report in this news letter.) Although there were delays in planting, RTE has seen some great corn come in.

On a national level this has had a huge impact on the corn carryout for our 2014 year, which has prices declining going forward. Another bright spot is that we have seen ethanol imports decrease and exports increase, which has lead to a nice increase in ethanol spot values. This should set us up for a profitable first quarter of our 2014 year. One thing to note in this issue is the estimated tax liability that will arise from the taxable income we are predicting for the 2013 year. Remember this is only an estimate and actual results may vary.

Looking forward into the 2014 year we continue to look at ways to diversify the company. The waste water sales are moving forward. The trans loading project is now operating and we are starting to see additional revenue. We are also in the process of completing the final plans to move forward with natural gas conversion and lowering our carbon intensity values.

On a national level we again find ourselves defending the RFS2. The EPA is currently holding hearings on their proposed changes on the RFS2. The original requirement was to have 14.4 billion gallons of corn based ethanol for the 2014 year and the EPA has reduced this to 13.1 billion gallons. We as investors have stuck it out through the challenging times and now that we have one of the largest corn crops in history and able are to meet that demand, they want to change the supply and demand structure. We need all our investors to contact their congressional delegation and voice support for the RFS2 and what it means to you as an investor.

Our annual meeting is scheduled for March 20, 2014 with lunch at 12:00 pm followed by a meeting at 1:00 p.m. We have two governors seats up for election and encourage anyone wishing to serve to submit their intent. It must be received by January 6, 2014. I would also like to encourage all the members to attend the annual meeting for a more detailed update. Please see page two for details.

On behalf of all the management and staff at RTE we wish you all a safe and happy holiday season.

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC • 3682 Hwy 8 South • PO Box 11 • Richardton, ND 58652
Phone: 701-974-3308 • Grains Line: 701-974-3886 • Fax: 701-974-3309

Red Trail Energy's 8th Annual Meeting

The eighth annual meeting for RTE is scheduled for **March 20, 2014**. It will start at 1:00 pm CST and will be preceded with lunch being served at 12:00 pm CST. This will take place at the Ramkota Hotel in Bismarck, ND.

Please RSVP for the meal by contacting Jennifer Ondracek at RTE either by phone (701-974-3308 Ext 101) or e-mail (jennifer@redtrailenergy.com).

Nominations for Board of Governors

One agenda item at this year's annual meeting will be election of two members to our board of governors for a three-year term. The current board members up for reelection are Ron Aberle and Ambrose Hoff. For any members interested in being considered for service on the board by RTE's nominating committee, please provide written notice to the company by Monday, **January 6, 2014**. Please send these requests to the Secretary of the Company c/o Jennifer Ondracek, PO Box 11, Richardton, ND 58652.

A Notice of Annual Meeting and Proxy Statement will be mailed to all members at a later date with the Board recommendations for these two board seats.

Market Update

Rod Engle, Grain Merchandiser

Corn harvest is mostly complete in the U.S. but as we know some remains in North Dakota. Corn prices continue to be historically low in relation to soybean and wheat values. Stocks to use ratios and commodity fund positions have kept corn values lower than expected . The current soybean/corn spread is 3.15 to 1, much higher than the historical high valuation of 2.5 to 1. That has accounted for corn valuations of approximately $.50 per bushel lower than we would expect. Commodity funds are short futures by approximately 600-650 million bushels equivalent. Some of that position is against long soybean futures.

Corn prices are at seasonal and valuation lows as we await the final crop report in January 2014. March corn futures have solid support at $4.15-$4.20. Harvest basis levels have already had sizable gains in the Midwest as harvest there is complete. Rail car and storage shortages have kept our values weak for now. Despite good yields wet corn has also created challenges.

China demand has been and will continue to be the focus next year. China has an aggressive DDG import program in place and have at least 5MMT of U.S. corn in the books. China, however, has rejected at least two cargoes of GMO. World export markets out of South America and the Black Sea are par with U.S. Gulf. Livestock and poultry markets at $4.50 corn are positive. Ethanol margins remain good with the lack of Brazilian exports. As you know Brazil's changes to their ethanol mandate from 20 to 25% has increased domestic consumption.

In my opinion, carryout estimates by many analysts are overstated. Admittedly we had better national yields than expected. However we need to remember how much corn demand was needed in September due to last year's drought-shorted crop. Expect a final corn carryout of 1.4-1.5 million bushels. The trade expectation is closer to 2.0 million bushels. We must remain realistic. A spring rally of 4.50-4.70 per bushel farm should be an initial sales objective. World events and markets should be watched closely.

We at RTE are pro-agriculture. Feel free to call or stop in to talk markets or marketing at anytime.

FINANCIALS

Financial Report



Jodi Johnson
CFO

Red Trail had a net loss of ~$1.72m for the 4th quarter ending September 30, 2013 and finished the year with a net income of ~$634k. This is substantially higher than the ~$4.69m net loss reported for the year ending September 30, 2012. The industry saw the stronger ethanol and distillers grains prices in place going into the 4th quarter decrease during the final quarter. With this decrease, the increase in production we saw in 2013 did not equate to as great of a gain in revenue as expected. This fact, along with the increase in cost of goods sold due to additional corn consumption for the additional production and the move of our annual maintenance shutdown to August equated to a lower gross profit in the 4th quarter of 2013 and thus to a lower net income for the year.

As Gerald mentioned in his report, Red Trail anticipates a taxable net income for the 2013 year of $0.12 per share. Therefore, to calculate your estimated taxable income as an investor you would need to multiple the number of units you own times $0.12. Please keep in mind this figure is only an estimate and actual results could vary.

Additional information about the Company's performance can be accessed via a link on Red Trail's website to the SEC's website.

Statements of Operations	For the year ended September 30, 2013(audited)	%	For the year ended September 30, 2012(audited)	%
Revenues	$154,790,603	100.00%	$131,458,769	100.00%
Gross Profit (Loss)	$3,202,316	2.07%	($4,555,159)	(3.47%)
Net Income (Loss)	$634,163	0.41%	($4,697,975)	(3.58%)
Net Income/(Loss) Per unit— Basic	$0.02		($0.12)	
Average Units Outstanding—Basic	40,151,941		40,204,971	

Balance Sheets	September 30, 2013 (Audited)	September 30, 2012 (Audited)
Total Assets	$71,740,861	$75,748,166
Total Liabilities	$29,069,740	$33,711,207
Members Equity	$42,671,121	$42,036,959
Book Value per Unit	$1.07	$1.05
Debt to equity ratio	0.69	0.81

Questions or Comments?

Email us at info@redtrailenergy.com

or call 701-974-3308

Red Trail Energy
PO Box 11
3682 Hwy 8 S
Richardton, ND 58652

Going Green!

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